AMENDMENT DATED JANUARY 27, 2009
              TO THE AMENDED AND RESTATED ADMINISTRATION AGREEMENT

         THIS AMENDMENT TO AMENDED AND RESTATED ADMINISTRATION AGREEMENT (this "Amendment") is entered into as of the 27 day of January, 2009, by and between The Advisors' Inner Circle Fund II, a Massachusetts business trust (the "Trust"), on behalf of the Clear RiverSM Fund, and any other fund established within this fund complex subsequent to the execution of this Amendment (the "Fund Complex"), and SEI Investments Global Funds Services, a Delaware business trust ("SEI GFS"). For purposes of this Amendment, Lowry Hill Investment Advisors, advisor of the Fund Complex, shall be referred to as the "Advisor."

         WHEREAS, the Trust and SEI GFS entered into an Amended and Restated Administration Agreement, dated as of the 12th day of November, 2002 (the "Agreement"); and

         WHEREAS, the Trust, on behalf of the Fund Complex, and SEI GFS desire to amend the Agreement as provided herein.

         NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto intending to be legally bound agree as follows:

         1. Addition of New Schedule to the Agreement. Pursuant to Article 4 of the Agreement, a new Schedule is added to the Agreement as set forth in Attachment 1 to this Amendment.

2. Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

         3. Counterparts. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile or scanned signature of each of the parties hereto. This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         4. Governing Law. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of law provisions thereof.

         5. Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Trust, the Fund Complex, SEI GFS and their respective permitted successors and assigns.

         6. Entire Agreement. This Amendment sets forth the entire understanding of the parties with respect to the subject matter hereof. This Amendment supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral.


                            [Signature Page Follows]


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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.


         THE ADVISORS' INNER CIRCLE FUND II,
         On behalf of Clear RiverSM Fund

         BY:  /s/ Joseph M. Gallo
              -----------------------------------
                  Name: Joseph M. Gallo
                  Title:  V.P. and Secretary


         SEI INVESTMENTS GLOBAL FUNDS SERVICES

         BY: /s/ Timothy D. Barto
             --------------------------------------
                  Name: Timothy D. Barto
                  Title: V.P.


         AGREED TO AND ACCEPTED BY:
         Clear RiverSM Fund
         By:  Lowry Hill Investment Advisors, its Advisor

         BY: /s/ Julie L. Krieger
             --------------------------------------
                  Name: Julie L. Krieger
                  Title: CEO/Secretary



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                                  ATTACHMENT 1

                             LOWRY HILL FUND COMPLEX

                       SCHEDULE DATED JANUARY 27, 2009 TO
                  AMENDED AND RESTATED ADMINISTRATION AGREEMENT
                          DATED AS OF NOVEMBER 12, 2002
                                     BETWEEN
                THE ADVISORS' INNER CIRCLE FUND II, ON BEHALF OF
                               CLEAR RIVERSM FUND,
                                       AND
                      SEI INVESTMENTS GLOBAL FUNDS SERVICES


Portfolio(s):                       Clear RiverSM Fund, and any other portfolio
                                    established within this fund complex
                                    subsequent to the date hereof (the "Fund
                                    Complex")

Fees: The following fees are due and payable monthly to SEI GFS pursuant to Article 4 of the Agreement, except to the extent the Advisor agrees to waive its fees or reimburse Fund Complex's expenses, in which case such fees shall be paid by the Advisor. The Fund Complex will be charged the greater of its Asset Based Fee or its Annual Minimum Fee, in each case calculated in the manner set forth below.

Asset Based Fee: 12 basis points on the first $100 million in assets; 10 basis points for assets between $100 million and $250 million; 8 basis points for assets between $250 million and $500 million; 6 basis points for all assets in excess of $500 million

The Asset Based Fee shall be calculated based on the aggregate average daily net assets of the Fund Complex during the period.

Annual Minimum Fee: The initial Annual Minimum Fee shall be determined based upon the number of portfolios within the Fund Complex as of the date on which the Fund Complex is launched, as follows:

                                    Up to three portfolios:   $100,000 per
                                    portfolio

                                    Four or more portfolios:  $90,000 per
                                    portfolio

                                    The foregoing Annual Minimum Fees assume that each portfolio includes up to two Shares. In the event a portfolio is comprised of more than two Shares, the Fund Complex will be assessed an additional annual fee equal to $15,000 per class.

Term: The term of this Schedule shall continue in effect with respect to the Fund Complex for a period of three years from and after the date hereof (the "Initial Term"). Following expiration of the Initial Term, this Schedule shall continue in effect for successive periods of one year (each, a "Renewal Term"). This Schedule may be terminated only: (a) by either party at the end of the Initial Term or the end of any Renewal Term on ninety days prior written notice; (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least ninety days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date or (c) as to any portfolio, upon forty-five days prior written notice, effective (i) upon the reorganization or merger of a portfolio into another entity, provided that SEI GFS or one of its affiliates enters into a written agreement to provide administration services on behalf of such entity, or (ii) upon any "change in control" of the Advisor by sale, merger, reorganization, acquisition or other disposition of substantially all of the assets of the Advisor to a third party, provided that SEI GFS or one of its affiliates enters into a written agreement to provide administration services on behalf of the third party or surviving entity. For purposes of this paragraph, the term "change in control" shall mean any transaction that results in the transfer of right, title and ownership of fifty-one percent or more of the equity interests of the Advisor to a third party.

Advisor Expense
Reimbursement:                      Any and all out of pocket  fees,  costs,  or
                                    expenses advanced by SEI GFS, in its sole discretion on behalf of the Fund Complex or the undersigned Advisor, as a result of any failure to fully satisfy and comply with any and all applicable portfolio expense caps or expense ratio limits, shall be the responsibility of the Advisor and shall be promptly repaid to SEI GFS ("Repayment
                                    Obligation"). Any such Repayment Obligation of the Advisor shall survive: (i) the termination of the Agreement and this Amendment thereto, (ii) any merger or liquidation of any subject portfolio, unless and until the Repayment Obligation is indefensibly paid in full.

Assumptions:                        Each portfolio shall use commercially
                                    reasonable efforts to implement automatic trade communication to SEI GFS and automated custody reconciliation as soon as practicable following the date of this Schedule A.